Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal Third Quarter and Nine Months Ended July 31, 2015

WATERTOWN, CT -- (Marketwired - September 18, 2015) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its third quarter and first nine months that ended July 31, 2015. These results will be filed on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the third quarter ending July 31, 2015 increased 1% to $19.3 million compared to $19.2 million during the same period in fiscal 2014. Gross profit for the same periods declined 11% to $8.6 million from $9.6 million in 2014. Gross profit as a percentage of sales was 45% for the three month period ending July 31, 2015 compared to 50% for the same period in 2014. The Company had a net loss of $253,000 compared to net income of $566,000 for the three month periods ending July 31, 2015 and 2014, respectively. On a per share basis, the net loss was $.01 per fully diluted share in the third quarter of fiscal year 2015, compared to net income of $.03 per fully diluted share in for the same period in fiscal 2014.

Total sales for the nine months ending July 31, 2015 decreased 1% to $55.8 million compared to $56.2 million during the same period in fiscal 2014. Gross profit for the same periods declined 8% to $24.8 million from $26.7 million in 2004. Gross profit as a percentage of sales was 44% for the nine month period ending July 31, 2015 compared to 48% the same period in 2014. The Company had a net loss of $1,321,000 for the first nine months of fiscal 2015 compared to a net loss of $154,000 for the nine month period ended July 31, 2014. On a per share basis, the net loss was $.06 per fully diluted share in the first nine months of fiscal year 2015, compared to a net loss of $.01 per fully diluted share in for the same period in fiscal 2014.

"While we've seen modest growth in overall sales revenue, a highly competitive market, industry consolidation and low-cost market acquisition has contributed to lower gross margins and fluctuations within our business model," stated Peter Baker, CEO, Crystal Rock Holdings, Inc. "With seismic shifts in office products, brick and mortar retail and online selling, the customer landscape is in constant flux. We see this as an opportunity to obtain share by reinventing a long-term market position through strategic price management and a high value service proposition that represent our core company values."

Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. Launched in 2010, the Crystal Rock Office® brand features traditional office supplies, break room items, furniture and janitorial and sanitation products. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter™", Crystal Rock continues to set high standards in the home and office delivery through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                         CRYSTAL ROCK HOLDINGS, INC.
                            Results of Operations

                                         (Unaudited)         (Unaudited)
                                     Nine Months Ended:  Three Months Ended:
                                     ------------------  -------------------
                                     July 31,  July 31,  July 31,   July 31,
                                       2015      2014      2015       2014
                                     --------  --------  --------  ---------
(000's $)

Sales                                $ 55,754  $ 56,221  $ 19,327  $  19,214

(Loss) Income from operations        $   (420) $    879  $    535  $   1,290

Net (Loss) Income                    $ (1,321) $   (154) $   (253) $     566

Basic net earnings (loss) per share  $  (0.06) $  (0.01) $  (0.01) $    0.03
Diluted net earnings (loss) per
 share                               $  (0.06) $  (0.01) $  (0.01) $    0.03

Basic Wgt. Avg. Shares Out. (000's)    21,358    21,360    21,358     21,360
Diluted Wgt Avg. Shares Out. (000's)   21,358    21,360    21,358     21,360

Note: This press release contains a forward-looking statement about executing a sales and distribution growth plan and integrating acquired assets to become more profitable. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Establishing a new product channel, such as office products, requires a significant investment of money and management time and requires us to develop systems, such as online ordering systems, to an extent we have not done previously. There is no assurance we can succeed. There are many competitors in the office products business, and some are bigger and better capitalized than we are. To the extent that we try to grow that business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2014, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics.

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001